Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Williams Companies, Inc., of our report dated February 21, 2014 except for Note 16 for the inclusion of the Guarantor Condensed Consolidated Financial Information which is dated March 3, 2014, relating to the financial statements of Access Midstream Partners, L.P. as of and for the year ended December 31, 2013, which appears in the Current Report on Form 8-K of The Williams Companies, Inc. dated May 22, 2014.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma

August 11, 2014